Exhibit 5.01
[Letterhead of Wachtell, Lipton, Rosen & Katz]
February 10, 2011
Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
Ladies and Gentlemen:
     We have acted as special counsel to Capital Bank Corporation, a North Carolina corporation (the “Company”) in connection with the Registration Statement on Form S-1, File No. 333-172025, (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 2, 2011, under the Securities Act of 1933, as amended (the “Act”), and the distribution to the Company’s shareholders of rights to purchase up to 5,000,000 shares of common stock, no par value, of the Company (the “Shares”) and the offering of the Shares thereby. In connection with the foregoing, you have requested our opinion with respect to the following matters.
     In our capacity as special counsel to the Company and in connection with the opinion set forth herein, we have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion that have not been independently established, we have relied, with your approval, and without independent verification, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.
     In making such examination and rendering this opinion, we have assumed, without independent verification and with your consent, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies. We have relied, to the extent we deem appropriate, on guidance of the SEC (including the Staff thereof).
     Based upon the foregoing, and subject to the assumptions, exceptions, limitations, qualifications and comments stated herein, we are of the opinion that the Shares are duly authorized and, when issued following the effectiveness of the Registration Statement, will be legally issued, fully paid and non-assessable.

     This opinion letter is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.
     This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us under the heading titled “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz